Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2017 Stock Plan, the 2021 Incentive Award Plan, and the 2021 Employee Stock Purchase Plan of Bird Global, Inc. of our report dated May 12, 2021 (except for Note 10 and Note 12, as to which the date is May 14, 2021), with respect to the financial statements of Bird Rides, Inc. and our report dated May 14, 2021, with respect to the balance sheet of Bird Global, Inc., included in Amendment No. 5 to the Registration Statement (Form S-4 No. 333-256187) and the related Prospectus of Bird Global, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

November 9, 2021